Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-218949 and 333-207359) and S-8 (Nos. 333-216432, 333-210058, 333-203032, and 333-200413) of our report dated March 30, 2018 (which expresses an unqualified opinion and explanatory paragraph regarding the company's ability to continue as a going concern), with respect to the consolidated financial statements of Novus Therapeutics, Inc. and its subsidiary as of December 31, 2016 and for the year then ended included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Brightman, Almagor Zohar & Co.

Brightman, Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 30, 2018